                [CLIFFORD CHANCE ROGERS & WELLS LLP LETTERHEAD]





March 22, 2000

Grupo Iusacell, S.A. de C.V.
Prolongacion Paseo de la Reforma 1236
Colonia Santa Fe
Delegacion Cuajimalpa
05348 Mexico, D.F., Mexico

Ladies and Gentlemen:

We have acted as special New York counsel to Grupo Iusacell, S.A. de C.V., a Mexican corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form F-3 (the "Registration Statement") being filed with respect to the contemplated issuance by the Company from time to time of up to U.S. $600,000,000 aggregate public offering price of (i) debt securities;
(ii) common stock or; (iii) American Depositary Shares representing common stock.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

On the basis of the foregoing, we are of the opinion that when the specific terms of a particular debt security have been duly authorized by the Board of Directors of the Company and established in accordance with an Indenture and such debt security has been duly executed, authenticated, issued for value and delivered in accordance with an Indenture, such debt security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. To the extent that the foregoing opinion expresses conclusions as to matters of the laws of Mexico, we have, with your permission and without any independent investigation, relied on the opinion of De Ovando y Martinez del Campo, S.C.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                [CLIFFORD CHANCE ROGERS & WELLS LLP LETTERHEAD]


Grupo Iusacell, S.A. de C.V.                                              Page 2
March 22, 2000


This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,



CLIFFORD CHANCE ROGERS & WELLS LLP